Exhibit 99.1

Hydrofarm Holdings Group Announces First Quarter 2022 Results
Company Updates Full Year 2022 Outlook

Shoemakersville, PA, — May 10, 2022 — Hydrofarm Holdings Group, Inc. (“Hydrofarm” or the “Company”) (Nasdaq: HYFM), a leading independent manufacturer and distributor of branded hydroponics equipment and supplies for controlled environment agriculture (“CEA”), today announced financial results for its first quarter ended March 31, 2022.

First Quarter 2022 Highlights vs. Prior Year Period:
•Net sales remained flat at $111.4 million.
•Gross Profit decreased to $16.6 million compared to $23.2 million. Adjusted Gross Profit(1)(2) was $22.3 million compared to $23.4 million.
•Net loss was ($23.3) million, or a loss of ($0.52) per diluted share, compared to net income of $4.9 million, or $0.13 per diluted share. Adjusted Net Loss(1)(2) was ($7.8) million, or ($0.17) per diluted share, compared to Adjusted Net Income(1) of $7.2 million, or $0.18 per diluted share.
•Adjusted EBITDA(1)(2) decreased to $3.1 million compared to $9.9 million.
•The Company recorded a $3.2 million inventory reserve during the quarter, which was not treated as an adjustment.

Full Year 2022 Outlook:

•Net sales of approximately $480 million to $520 million.
•Adjusted EBITDA(1) of $46 million to $54 million, or approximately 10% of net sales.

(1) Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Net (Loss) Income, Adjusted SG&A, Adjusted SG&A as a percent of net sales, and Adjusted EBITDA are non-GAAP measures. For reconciliations of GAAP to non-GAAP measures see the “Reconciliation of Non-GAAP Measures” accompanying the release.

(2) As a result of the $3.2 million inventory reserve, Adjusted Gross Profit, Adjusted Net Income and Adjusted EBITDA were negatively impacted.

Bill Toler, Chairman and Chief Executive Officer of Hydrofarm, said, “Over the past year, our team has strengthened our business through a number of initiatives, including our five acquisitions, the expansion of our distribution and manufacturing footprint, and the creation of new leadership roles. While we remain optimistic about the health of our business and our long-term potential, our ability to reap the benefits of our actions has been impacted by the agricultural oversupply that has hampered cannabis growing activity across the US and Canada. This dynamic was apparent in our first quarter results.”

Mr. Toler added, “We believe these industry challenges are transient, and we continue to take aggressive actions to optimize our business through pricing and cost controls that we believe will benefit our business over time. Moreover, we are seeing bright spots in our IGE business, in our commercial business, in newer legalized states, and in our peat business. With a strong product portfolio and healthy balance sheet, we remain well positioned to capture the tremendous long-term growth opportunities in the CEA industry.”

First Quarter 2022 Financial Results

Net sales in the first quarter of 2022 remained flat at $111.4 million compared to the first quarter of 2021, driven by an approximate 2.1% decrease in volume of products sold, offset by an approximate 2.2% increase in price and mix of products sold, and an approximate 0.1% decline from unfavorable foreign exchange rates.

Gross profit decreased to $16.6 million, or 14.9% of sales, during the first quarter of 2022 and included $3.9 million of expenses related to acquisitions completed in 2021 and a $3.2 million inventory reserve. Adjusted Gross Profit(1)(2) was $22.3 million or 20.0% of net sales, compared to $23.4 million or 21.0% in the first quarter of 2021. Adjusted gross profit margin(1)(2) was negatively impacted by a $3.2 million increase in inventory reserves primarily related to a surplus of lighting inventory. During the first quarter of 2022, we experienced higher freight and labor costs, offset by pricing actions and favorable sales mix of the Company’s proprietary brand products.

Selling, general and administrative (“SG&A”) expense was $43.0 million in the first quarter of 2022, or 38.6% of net sales, compared to $16.8 million in the first quarter of 2021. The increase in SG&A expense was primarily related to several non-cash charges including amortization expense and other acquisition-related costs, and distribution center relocation expenses. Adjusted SG&A(1) increased to $19.2 million or 17.2% of net sales in the first quarter of 2022, compared to $13.5 million or 12.1% of net sales in the prior year period. The increase in Adjusted SG&A(1) primarily relates to an increase in compensation costs, facility costs, and insurance expenses. The added costs were largely the result of the five acquisitions completed in 2021 as well as the Company’s preparation for future growth.

Net loss was ($23.3) million, or ($0.52) per diluted share, in the first quarter of 2022, compared to a net income of $4.9 million, or $0.13 per diluted share in the first quarter of 2021. Adjusted Net Loss(1)(2) was ($7.8 million), or ($0.17) per diluted share, in the first quarter of 2022, compared to Adjusted Net Income(1) of $7.2 million, or $0.18 per diluted share, in the first quarter of 2021.

Adjusted EBITDA(1)(2) was $3.1 million, or 2.8% of net sales, for the first quarter of 2022, compared to $9.9 million, or 8.9% of net sales, in the first quarter of 2021. The decrease in Adjusted EBITDA(1)(2) was primarily related to higher Adjusted SG&A(1) expenses on relatively flat net sales as our business has been impacted by agricultural oversupply, as well as the $3.2 million inventory reserve mentioned above.

Balance Sheet and Liquidity

As of March 31, 2022, the Company had unrestricted cash and cash equivalents of approximately $12.2 million and approximately $99.7 million of available borrowing capacity under its revolving credit facility. The Company also carried a principal amount of debt outstanding of $124.7 million under our Term Loan at the end of the quarter.

Full Year 2022 Outlook

Based on first quarter performance and recent sales trends, the Company is providing an update to its outlook for the full fiscal year 2022:

•Net sales of approximately $480 million to $520 million.
•Adjusted EBITDA(1) of $46 million to $54 million, representing a range of approximately 9.6% to 10.4% of net sales for the full fiscal year.

The Company’s 2022 outlook includes the following updated assumptions:

•Sequential improvement from negative organic growth in Q1 to positive organic growth in Q4.
•Capital expenditures of approximately $8.0 million to $10.0 million; and
•An estimated tax provision between $0 and $3 million for the full year, excluding the large discrete tax benefit of $8.5 million recognized in Q1 2022.

With respect to projected fiscal year 2022 Adjusted EBITDA, a quantitative reconciliation is not available without unreasonable effort due to the variability, complexity and low visibility with respect to certain items, including, but not limited to, stock-based compensation and employer payroll taxes, uncertainties caused by the global COVID-19 pandemic, changes to the regulatory landscape, and certain potential future transaction expenses, which are excluded from Adjusted EBITDA. The Company expects the variability of these items to have a potentially unpredictable, and potentially significant, impact on its future GAAP financial results.

(1) Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted Net (Loss) Income, Adjusted SG&A, Adjusted SG&A as a percent of net sales, and Adjusted EBITDA are non-GAAP measures. For reconciliations of GAAP to non-GAAP measures see the “Reconciliation of Non-GAAP Measures” accompanying the release.

(2) As a result of the $3.2 million inventory reserve, Adjusted Gross Profit, Adjusted Net Income and Adjusted EBITDA were negatively impacted.

Conference Call

The Company will host a conference call to discuss financial results for the first quarter 2022 today at 4:30 p.m. Eastern Time. Bill Toler, Chairman and Chief Executive Officer, and John Lindeman, Chief Financial Officer, will host the call.

The conference call can be accessed live over the phone by dialing 201-389-0879. A replay will be available after the call until Tuesday, May 17, 2022 and can be accessed by dialing 412-317-6671. The passcode is 13728344. The conference call will also be webcast live and archived on the corporate website at www.hydrofarm.com, under the “Investors” section.

About Hydrofarm

Hydrofarm is a leading independent manufacturer and distributor of branded hydroponics equipment and supplies for controlled environment agriculture, including grow lights, climate control solutions, growing media and nutrients, as well as a broad portfolio of innovative and proprietary branded products. For over 40 years, Hydrofarm has helped growers make growing easier and more productive. The Company’s mission is to empower growers, farmers and cultivators with products that enable greater quality, efficiency, consistency and speed in their grow projects.

Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:

The ongoing COVID-19 pandemic could have a material adverse effect on the Company’s business, results of operation, financial condition and/or cash flows; Interruptions in the Company's supply chain, whether due to

COVID-19 or otherwise could adversely impact expected sales growth and operations; The highly competitive nature of the Company’s markets could adversely affect its ability to maintain or grow revenues; Certain of the Company’s products may be purchased for use in new or emerging industries or segments, including the cannabis industry, and/or be subject to varying, inconsistent, and rapidly changing laws, regulations, administrative and enforcement approaches, and consumer perceptions and, among other things, such laws, regulations, approaches and perceptions may adversely impact the market for the Company’s products; the market for the Company’s products may be impacted by conditions impacting its customers, including related crop prices and other factors impacting growers; Compliance with environmental and other public health regulations or changes in such regulations or regulatory enforcement priorities could increase the Company’s costs of doing business or limit the Company’s ability to market all of its products; Damage to the Company’s reputation or the reputation of its products or products it markets on behalf of third parties could have an adverse effect on its business; If the Company is unable to effectively execute its e-commerce business, its reputation and operating results may be harmed; The Company’s operations may be impaired if its information technology systems fail to perform adequately or if it is the subject of a data breach or cyber-attack; The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business; Acquisitions, other strategic alliances and investments could result in operating and integration difficulties, dilution and other harmful consequences that may adversely impact the Company’s business and results of operations. Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s annual, quarterly and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

Contacts:
Investor Contact
Fitzhugh Taylor / ICR
ir@hydrofarm.com

Media Contact
Hydrofarm Marketing
Lisa Gallagher, 513-505-2334, lgallagher@hydrofarm.com

Hydrofarm Holdings Group, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except share and per share amounts)

	Three months ended March 31,
	2022	2021
Net sales	$111,377	$111,389
Cost of goods sold	94,771	88,166
Gross profit	16,606	23,223
Operating expenses:
Selling, general and administrative	43,003	16,841
(Loss) income from operations	(26,397)	6,382
Interest expense	(2,366)	(90)
Loss on debt extinguishment	—	(680)
Other (expense) income, net	(102)	84
(Loss) income before tax	(28,865)	5,696
Income tax benefit (expense)	5,569	(756)
Net (loss) income	$(23,296)	$4,940

Net (loss) income per share:
Basic	$(0.52)	$0.15
Diluted	$(0.52)	$0.13
Weighted-average shares of common stock outstanding:
Basic	44,718,510	33,717,103
Diluted	44,718,510	38,997,031

Hydrofarm Holdings Group, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share and per share amounts)

	March 31,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$12,157	$26,607
Restricted cash	1,777	1,777
Accounts receivable, net	45,319	41,484
Inventories	189,996	189,134
Notes receivable	475	622
Prepaid expenses and other current assets	11,312	9,760
Total current assets	261,036	269,384
Property and equipment, net	51,349	50,473
Operating lease right-of-use assets	54,566	45,245
Goodwill	183,338	204,868
Intangible assets, net	327,011	314,819
Other assets	4,170	6,453
Total assets	$881,470	$891,242
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$36,374	$26,685
Accrued expenses and other current liabilities	31,549	33,996
Deferred revenue	10,887	18,273
Current portion of lease liabilities	7,773	7,198
Current portion of long-term debt	2,298	2,263
Total current liabilities	88,881	88,415
Long-term lease liabilities	46,755	38,595
Long-term debt	119,194	119,517
Long-term deferred tax liabilities	6,575	5,631
Other long-term liabilities	4,608	3,904
Total liabilities	266,013	256,062
Commitments and contingencies
Stockholders’ equity
Common stock ($0.0001 par value; 300,000,000 shares authorized; 44,822,866 and 44,618,357 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively)	4	4
Additional paid-in capital	778,463	777,074
Accumulated other comprehensive income (loss)	802	(1,382)
Accumulated deficit	(163,812)	(140,516)
Total stockholders’ equity	615,457	635,180
Total liabilities and stockholders’ equity	$881,470	$891,242

Hydrofarm Holdings Group, Inc.
RECONCILIATION OF NON-GAAP MEASURES
(In thousands, except share and per share amounts)
(Unaudited)

	Three months ended March 31,
	2022	2021
Reconciliation of Adjusted Gross Profit:
Gross Profit (GAAP)	$16,606	$23,223
Depreciation, depletion and amortization (9)	1,709	214
Acquisition expenses (3)	3,938	—
Impairment, restructuring and other (2)	9	—
Adjusted Gross Profit (Non-GAAP)	$22,262	$23,437
Gross Profit as a percent of net sales (Gross Profit Margin)	14.9%	20.8%
Adjusted Gross Profit as a percent of net sales (Adjusted Gross Profit Margin)	20.0%	21.0%

	Three months ended March 31,
	2022	2021
Reconciliation of Adjusted SG&A:
Selling, general and administrative ("SG&A") (GAAP)	$43,003	$16,841
Depreciation, depletion and amortization (9)	15,232	1,377
Acquisition expenses (3)	1,048	659
Distribution center exit costs and other (6)	1,086	—
Impairment, restructuring and other (2)	3,384	15
Stock-based compensation (4)	3,076	1,258
Adjusted SG&A (Non-GAAP)	$19,177	$13,532
SG&A as a percent of net sales	38.6%	15.1%
Adjusted SG&A as a percent of net sales	17.2%	12.1%

	Three months ended March 31,
	2022	2021
Reconciliation of Adjusted EBITDA:
Net (loss) income (GAAP)	$(23,296)	$4,940
Interest expense (1)	2,366	90
Income tax (benefit) expense	(5,569)	756
Distribution center exit costs and other (6)	1,086	—
Depreciation, depletion and amortization (9)	16,941	1,591
Impairment, restructuring and other (2)	3,393	15
Acquisition expenses (3)	4,986	659
Other expense (income), net	102	(84)
Stock-based compensation (4)	3,076	1,258
Loss on debt extinguishment (5)	—	680
Adjusted EBITDA (Non-GAAP)	$3,085	$9,905
Net (loss) income as a percent of net sales	(20.9)%	4.4%
Adjusted EBITDA as a percent of net sales	2.8%	8.9%

	Three months ended March 31,
	2022	2021
Reconciliation of Adjusted Net (loss) income:
Net (loss) income (GAAP)	$(23,296)	$4,940
Impairment, restructuring and other (2)	3,393	15
Acquisition expenses (3)	4,986	659
Stock-based compensation (4)	3,076	1,258
Loss on debt extinguishment (5)	—	680
Distribution center exit costs and other (6)	1,086	—
Depreciation, depletion and amortization related to acquisitions (9)	15,146	—
Income tax effect of adjustments (7)	(3,599)	(340)
Income tax benefit relating to acquisitions (8)	(8,543)	—
Adjusted Net (loss) income (Non-GAAP)	$(7,751)	$7,212

	Three months ended March 31,
	2022	2021
Reconciliation of Adjusted EPS:
Net (loss) income per share ("EPS") - Diluted (GAAP):	$(0.52)	$0.13
Impact of adjustments to Net (loss) income (above)	0.35	0.05
Adjusted Net (loss) income per share - Diluted (Non-GAAP):	$(0.17)	$0.18

Diluted weighted-average shares outstanding:	44,718,510	38,997,031
Notes to reconciliations presented above (Adjusted EBITDA, Adjusted Gross Profit, Adjusted SG&A, Adjusted Net (loss) income, and Adjusted Net (loss) income per share - Diluted):
1.Reflects the adjustment to eliminate the historical interest expense for the periods presented.

2.Reflects the elimination of the impairment, restructuring and other for the periods presented. During the quarter ended March 31, 2022, impairment primary related to a note receivable that originated in 2019 associated with a third party independent processor serving the CBD market.

3.For the quarter ended March 31, 2022, this includes non-cash purchase accounting inventory adjustments for House and Garden, Aurora, Greenstar and Innovative Growers Equipment $3.9 million, the elimination of acquisition and integration consulting, transaction services and legal fees incurred for the completed Heavy 16, House and Garden, Aurora, Greenstar, and Innovative Growers Equipment acquisitions and certain potential acquisitions of $2.6 million, partially offset by the change in fair value of contingent consideration for Aurora of ($1.6 million).

4.Reflects the elimination of the stock-based compensation and related employer payroll taxes on stock-based compensation for the periods presented.

5.Reflects the elimination of one-time charges for loss on debt extinguishment.

6.Reflects the elimination of charges for distribution center exit and relocation costs.

7.Reflects the tax effect related with adjustments to net (loss) income at the normalized tax rate of 13%, which reflects an appropriate tax rate based on the nature of these adjustments.

8.Discrete tax (benefit) resulting from a reduction in the Company's valuation allowance against deferred tax assets due to the allocation of assets acquired and adjusting provisional amounts from business combinations.

9.Depreciation, depletion and amortization increased significantly over the prior year due primarily to several acquisition related purchase-accounting adjustments impacting the quarter ended March 31, 2022. For purposes of computing adjusted net (loss) income for the quarter ended March 31, 2022, the Company is including the impacts from 2021 acquisitions for comparability to the prior year, including (i) amortization relating to 2021 acquisitions of $7.6 million, (ii) amortization expense of $5.9 million related to adjustments to the preliminary allocation of useful lives for intangibles assets for 2021 acquisitions, and (iii) depreciation relating to 2021 acquisitions of $1.6 million.

Non-GAAP Financial Measures

We report our financial results in accordance with generally accepted accounting principles in the U.S. (“GAAP”). Management believes that certain non-GAAP financial measures provide investors with additional useful information in evaluating our performance and that excluding certain items that may vary substantially in frequency and magnitude period-to-period from net (loss) income provides useful supplemental measures that assist in evaluating our ability to generate earnings and to more readily compare these metrics between past and future periods. These non-GAAP financial measures may be different than similarly titled measures used by other companies.

To supplement our condensed consolidated financial statements which are prepared in accordance with GAAP, we use "Adjusted EBITDA", "Adjusted Gross Profit", "Adjusted SG&A", "Adjusted Net (loss) income", and "Adjusted Net (loss) income per diluted share" which are non-GAAP financial measures. Our non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP. There are several limitations related to the use of our non-GAAP financial measures as compared to the closest comparable GAAP measures. Some of these limitations include:

We define Adjusted EBITDA as net (loss) income excluding interest expense, income taxes, depreciation, depletion, and amortization, share-based compensation, employer payroll taxes on share-based compensation and other non-cash, unusual and/or infrequent costs (i.e., impairment, restructuring and other expenses, acquisition-related expenses, distribution center exit costs, loss on debt extinguishment and other income, net), which we do not consider in our evaluation of ongoing operating performance.

We define Adjusted EBITDA as a percent of net sales as adjusted EBITDA as defined above divided by net sales realized in the respective period.

We define Adjusted Gross Profit as gross profit excluding depreciation, depletion, and amortization, and other non-cash, unusual and/or infrequent costs (i.e., impairment, restructuring and other expenses, and acquisition-related expenses), which we do not consider in our evaluation of ongoing operating performance.

We define Adjusted SG&A as SG&A excluding depreciation, depletion, and amortization, and other non-cash, unusual and/or infrequent costs (i.e., impairment, restructuring and other expenses, acquisition-related expenses, share-based compensation, employer payroll taxes on share-based compensation, and distribution center exit costs), which we do not consider in our evaluation of ongoing operating performance.

We define Adjusted Net (loss) income as net (loss) income excluding adjustments to stock-based compensation and employer payroll taxes on stock-based compensation, and certain other non-cash, unusual and/or infrequent costs including those relating to our five acquisitions in 2021 (i.e., Depreciation, depletion and amortization related to acquisitions, impairment, restructuring and other expenses, acquisition-related expenses, loss on debt extinguishment, and distribution center exit costs), which we do not consider in our evaluation of ongoing operating performance, and the income tax impact resulting from the above adjustments to net (loss) income.

We define Adjusted Net (loss) income per share - Diluted as adjusted net (loss) income as defined above divided by the weighted average diluted shares outstanding.